Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2013 Results

Addison, TX - (Businesswire) - May 7, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the first quarter of 2013 which ended on March 31, 2013.

Highlights of First Quarter 2013 Results Include:

▪	Total revenues increased 5.9% to $133.6 million compared to $126.1 million in the prior year period;

▪	Comparable restaurant sales increased 3.8% at Pollo Tropical and 2.0% at Taco Cabana;

▪	Comparable restaurant guest traffic increased 1.2% at Pollo Tropical and decreased (0.6)% at Taco Cabana;

▪	Two Company-owned Pollo Tropical and two Company-owned Taco Cabana restaurants were opened; and

▪
Net income increased $6.7 million to $4.8 million in the first quarter of 2013, or $0.20 per diluted share, compared to a net loss of $(1.9) million, or $(0.08) per diluted share, in the first quarter of 2012.

Tim Taft, President and Chief Executive Officer of Fiesta, commented, “Comparable restaurant sales were solid at both brands despite macro-economic headwinds, strong growth in the prior year, and adverse weather conditions for Taco Cabana. During the first quarter, we generated higher operating profitability through effective cost controls and sales leverage. We also made incremental investments in our corporate infrastructure ahead of future growth and to enable us to substantially complete our administrative transition from Carrols later this year. Four Company-owned restaurants were opened, and we are on track to add a total of 14 to 17 new Company-owned restaurants in 2013, along with more than ten international franchised locations.”

Taft continued, “We believe that our robust business model will enable us to generate earnings per share growth on an annual basis in excess of 20%, predicated on expanding our top-line through new restaurant development and positive comparable sales while increasing our bottom-line by leveraging fixed and operating costs. We are pleased with the ongoing process of evolving our brands and I am confident that Pollo Tropical and Taco Cabana are well positioned to appeal to a broader demographic and build frequency through customer satisfaction and loyalty. We intend to capitalize on what we believe are both brands' many opportunities to realize additional economies of scale in the marketplace.”

First Quarter Financial Review

Consolidated Results
Total revenues increased 5.9% in the first quarter of 2013 to $133.6 million from $126.1 million in the first quarter of 2012. Restaurant sales in the first quarter of 2013 increased 6.0% to $133.1 million from $125.6 million in the first quarter of 2012, due to new Company-owned restaurant development and comparable restaurant sales growth.

Cost of sales improved as a percentage of restaurant sales in the first quarter of 2013 compared to the prior year period primarily due to modest menu price increases and effective supply chain management that more than offset higher commodity costs. Restaurant wages and related expenses improved as a percentage of restaurant sales in the first quarter of 2013 as compared to the prior year period primarily due to the positive impact of our sales increase on fixed costs and lower medical and other benefit costs, partially offset by higher workers' compensation claims. Other restaurant operating expenses decreased as a percentage of restaurant sales primarily due to lower repair and maintenance costs that were positively impacted by timing and management initiatives, and lower utility costs. Pre-opening costs increased by $0.7 million.

Rent expense increased $2.5 million to $6.4 million in the first quarter of 2013 compared to $3.9 million in the prior year period. This increase was primarily due to certain transactions that qualified for sale-leaseback accounting treatment (and the related leases being treated as operating leases) upon the spin-off on May 7, 2012, that, until that time, had been classified as lease financing obligations, which increased rent expense by $1.9 million in the first quarter of 2013 compared to the first quarter of 2012, and new restaurant development.

General and administrative expenses increased $1.2 million to $12.2 million in the first quarter of 2013 from $11.0 million in the first quarter of 2012, due primarily to Fiesta employee additions and costs incurred to transition various functions from the Company's former parent company, Carrols Restaurant Group, Inc. ("Carrols"). General and administrative expenses were negatively impacted $0.4 million in the first quarter of 2013 due to costs associated with the underwritten secondary public equity offering that was completed during the quarter.

Depreciation and amortization remained relatively consistent at $4.8 million in the first quarter of 2013 as compared to the prior year period, primarily due to the elimination of depreciation expense of $0.5 million as a result of the qualification for sale treatment of certain sale-leaseback transactions upon completion of the spin-off that offset the impact of new restaurant development.

Fiesta recognized a $0.5 million gain in the first quarter of 2013 associated with the sale of an excess property.

Interest expense decreased $3.0 million to $5.0 million in the first quarter of 2013 from $8.0 million in the first quarter 2012, primarily due to the elimination of $2.7 million in interest expense as a result of the qualification for sale treatment of certain sale-leaseback transactions upon the completion of the spin-off.

Our provision for income taxes in the first quarter of 2013 was derived using an estimated annual effective income tax rate for 2013 of 35.8%, while the provision for income taxes for the first quarter of 2012 was derived using an estimated annual effective income tax rate of 42.6%, both excluding discrete items. A discrete tax adjustment, related to the retroactive effect of renewing the 2012 Work Opportunity Tax Credit in early 2013, decreased the provision by $0.6 million in the first quarter of 2013.

Net income increased $6.7 million to $4.8 million in the first quarter of 2013, or $0.20 per diluted share, compared to a net loss of $(1.9) million, or $(0.08) per diluted share, in the first quarter of 2012. The first quarter of 2012 included impairment and other lease charges of $6.9 million related to the closure of five Pollo Tropical restaurants in New Jersey and for the impairment of two Taco Cabana restaurants.

Brand Results
Pollo Tropical restaurant sales increased 7.9% to $61.9 million in the first quarter of 2013 from $57.3 million in the first quarter of 2012 due to a comparable restaurant sales increase of 3.8% along with a net increase in Company-owned restaurants. The growth in comparable restaurant sales resulted from a 1.2% increase in guest traffic along with a 2.6% increase in average check. Adjusted EBITDA, a non-GAAP financial measure, decreased to $9.8 million in the first quarter of 2013 from $11.2 million in the first quarter of 2012. Adjusted EBITDA was negatively impacted by an increase in rent expense of $0.7 million in the first quarter of 2013 compared to the first quarter of 2012 due to the qualification for sale treatment of sale-leaseback transactions upon the completion of the spin-off, as discussed above, in addition to higher general and administrative and pre-opening costs associated with new restaurant development.

Taco Cabana restaurant sales increased 4.4% to $71.2 million in the first quarter of 2013 from $68.2 million in the first quarter of 2012 due to a comparable restaurant sales increase of 2.0% along with a net increase in Company-owned restaurants. The growth in comparable restaurant sales resulted from a 2.6% increase in average check partially offset by a (0.6)% decrease in guest traffic. Adjusted EBITDA, a non-GAAP financial measure, increased to $6.5 million in the first quarter of 2013 from $6.2 million in the first quarter of 2012. Adjusted EBITDA was negatively impacted by an increase in rent expense of $1.2 million in the first quarter of 2013 compared to the first quarter of 2012 due to the qualification for sale treatment of sale-leaseback transactions upon the completion of the spin-off, as discussed above.

Restaurant Development

During the first quarter of 2013, Fiesta opened two new Company-owned Pollo Tropical restaurants in Smyrna, Tennessee and Fort Myers, Florida and two new Company-owned Taco Cabana restaurants in Arlington and Richland Hills. As of March 31, 2013, the Company owned and operated 93 Pollo Tropical restaurants and 162 Taco Cabana restaurants and franchised 36 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago and Venezuela, and eight Taco Cabana restaurants in the U.S.

Investor Conference Call Today

Fiesta will host a conference call to review first quarter 2013 results today at 4:30 PM ET. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-946-0708 or for international callers by dialing 719-457-2642. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 5793203. The replay will be available until Tuesday, May 14, 2013.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 255 company-owned and operated restaurants and 44 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago and Venezuela as of March 31, 2013. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)

	(unaudited)
	Three months ended (a)
	March 31, 2013	April 1, 2012

Revenues:
Restaurant sales	$133,090	$125,566
Franchise royalty revenues and fees	534	576
Total revenues	133,624	126,142
Costs and expenses:
Cost of sales	42,411	40,784
Restaurant wages and related expenses (b)	35,116	33,825
Restaurant rent expense (c)	6,435	3,915
Other restaurant operating expenses	16,164	15,829
Advertising expense	4,549	4,292
General and administrative expenses (b)(d)(e)	12,211	11,016
Depreciation and amortization (c)	4,810	4,840
Pre-opening costs	831	119
Impairment and other lease charges (f)	95	6,900
Other income	(497)	—
Total costs and expenses	122,125	121,520
Income from operations	11,499	4,622
Interest expense (c)	5,007	7,969
Income (loss) before income taxes	6,492	(3,347)
Provision for (benefit from) income taxes	1,693	(1,482)
Net income (loss)	$4,799	$(1,865)

Basic and diluted net income (loss) per share (g)	$0.20	$(0.08)

Basic and diluted weighted average common shares outstanding	22,868,894	23,161,822

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three month periods ended March 31, 2013 and April 1, 2012 included 13 weeks, respectively.
(b) Restaurant wages and related expenses include stock-based compensation expense of $1 and $4 for the three month periods ended March 31, 2013 and April 1, 2012, respectively. General and administrative expenses include stock-based compensation expense of $425 and $1,046 for the three month periods ended March 31, 2013 and April 1, 2012, respectively.

(c) Prior to the spin-off from Carrols Restaurant Group, Inc. ("Carrols"), certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Additionally, in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties have been sold in qualifying sale-leaseback transactions. Because of the qualification of these leases and purchase of the five properties, restaurant rent expense was $1.9 million higher, depreciation expense was $0.5 million lower, and interest expense was $2.7 million lower in the first quarter of 2013 as compared to the first quarter of 2012.

(d) General and administrative expenses include expenses related directly to Fiesta and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under a transition services agreement) or third parties.

(e) General and administrative expenses for the three months ended March 31, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $403. The Company did not receive any proceeds from the sale of shares in the offering.

(f) Impairment and other lease charges in the three months ended April 1, 2012 consisted of asset impairment charges and lease charges associated with the closure of five Pollo Tropical restaurants in New Jersey and two Taco Cabana restaurants.

(g) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's unaudited financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Fiesta Restaurant Group, Inc. Condensed Consolidated Balance Sheet (in thousands) (unaudited)

	March 31, 2013	December 30, 2012

Assets
Cash	$6,454	$15,533
Other current assets	17,192	15,424
Property and equipment, net	130,936	126,516
Goodwill	123,484	123,484
Intangible assets, net	182	202
Deferred income taxes	12,919	13,101
Deferred financing costs, net	5,306	5,690
Other assets	3,566	3,779
Total assets	$300,039	$303,729

Liabilities and Stockholders' Equity
Current liabilities	$33,120	$41,278
Long-term debt, net of current portion	200,875	200,889
Lease financing obligations	3,031	3,029
Deferred income sale-leaseback of real estate	35,457	36,096
Other liabilities	11,827	11,933
Total liabilities	284,310	293,225
Stockholders' equity	15,729	10,504
Total liabilities and stockholders' equity	$300,039	$303,729

Fiesta Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages and number of restaurants):

	(unaudited)
	Three months ended
	March 31, 2013	April 1, 2012
Segment Revenues:
Pollo Tropical	$62,282	$57,834
Taco Cabana	71,342	68,308
Total revenues	133,624	126,142

Change in comparable restaurant sales: (a)
Pollo Tropical	3.8%	9.4%
Taco Cabana	2.0%	6.1%

Average Sales per Restaurant (b):
Pollo Tropical	$672	$632
Taco Cabana	443	434

Income (loss) before income taxes:
Pollo Tropical	$5,718	$(658)
Taco Cabana	774	(2,689)

Adjusted EBITDA (c):
Pollo Tropical	$9,805	$11,214
Taco Cabana	6,528	6,198

Number of Company-Owned Restaurants:
Pollo Tropical	93	86
Taco Cabana	162	157
Total company-owned restaurants	255	243

Company-Owned Restaurant Openings:
Pollo Tropical	2	—
Taco Cabana	2	—
Total new restaurant openings	4	—

Company-Owned Restaurant Closings:
Pollo Tropical	—	(5)
Taco Cabana	—	(1)
Net change in restaurants	—	(6)

Number of Franchised Restaurants:
Pollo Tropical	36	33
Taco Cabana	8	5
Total franchised restaurants	44	38

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b) Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation of Adjusted EBITDA to net income in the table on the following page of this release. Adjusted EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted EBITDA is used because it is a measure of segment profit or loss reported to our chief operating decision maker along with earnings before taxes for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands, except per share amounts):

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Consolidated Adjusted EBITDA represents the sum of Adjusted EBITDA for both of our Pollo Tropical and Taco Cabana segments. Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Adjusted EBITDA (both on a consolidated basis and on a segment basis) to net income i) provides useful information about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measure is not a measure of financial performance or liquidity under GAAP and, accordingly should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also this measure may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	March 31, 2013	April 1, 2012
Adjusted EBITDA:
Pollo Tropical	$9,805	$11,214
Taco Cabana	6,528	6,198
Consolidated	16,333	17,412
Less:
Depreciation and amortization	4,810	4,840
Impairment and other lease charges	95	6,900
Interest expense	5,007	7,969
Provision for (benefit from) income taxes	1,693	(1,482)
Stock-based compensation	426	1,050
Other income	(497)	—
Net income (loss)	$4,799	$(1,865)